EXHIBIT 11

                                     INTERMET CORPORATION

                            COMPUTATION OF EARNINGS PER COMMON SHARE

                              (In thousands, except per share data)

                                                   Three months ended
                                                   ------------------
                                              April 3              April 2
                                               1994                  1995
                                              -------              -------

          Net income                         $ 1,710              $ 6,520
                                             =======              =======

          Weighted average number of
            shares outstanding                24,577               24,652

          Dilutive effect of
            outstanding options                  124                    55
                                             -------               -------

          Weighted average number of
            shares and equivalent
            shares outstanding                24,701                24,707
                                            --------              --------

          Earnings per share                $   0.07              $  0.26
                                            ========              =======

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